As filed with the Securities and Exchange Commission on May 14, 2004
                   An Exhibit List can be found on page II-5.
                          Registration No. 333-111827


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                 AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           CLICKABLE ENTERPRISES, INC.


                     (F/K/A Achievement Tec Holdings, Inc.)
                 (Name of small business issuer in its charter)


            Delaware                               1311                    82-0290939
-------------------------------------------------------------------------------------------
(State or other Jurisdiction of         (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or Organization)          Classification Code Number)    Identification No.)



                            711 South Columbus Avenue
                             Mount Vernon, NY 10550
                                 (914) 699-5190
--------------------------------------------------------------------------------
              (Address and telephone number of principal executive
                    offices and principal place of business)

                        NICHOLAS CIRILLO, JR., PRESIDENT
                           CLICKABLE ENTERPRISES, INC.
                            711 South Columbus Avenue
                             Mount Vernon, NY 10550
                                 (914) 699-5190
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)





      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                        CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                      Registered (1)       Security(2)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $0.001 par value                 203,435,920(3)          $0.05            $10,171,796           $822.90

Shares of common stock, $0.001 par value                   8,000,000(4)          $0.05               $400,000           $ 32.36


Total                                                    211,435,920                              $10,571,796           $855.26*
======================================================= ================= ==================== ===================== ==============
Previously paid.

(1) Includes shares of our common stock, par value $.001, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants by the selling stockholders. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.


(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on January 5, 2004.

(3) Includes 200% of the shares underlying convertible debentures.

(4) Includes 200% of the shares underlying warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS                SUBJECT TO COMPLETION, DATED MAY 14, 2004


The information in this prospectus is not complete and may be changed.

                           Clickable Enterprises, Inc.
                              211,435,920 Shares of
                                  Common Stock


      This prospectus relates to the resale by the selling stockholder of 211,435,920 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed underwriters of the shares of common stock, which they are offering.


      We will pay the expenses of registering these shares.


Our common stock trades on the Pink Sheets under the symbol "CKEI." The last reported sales price per share of our common stock as reported by the Pink Sheets on May 10, 2004 was $0.05.


Investing in these securities involves significant risks.

                     See "Risk Factors" beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The date of this prospectus is May __, 2004

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                           CLICKABLE ENTERPRISES, INC.

Through our wholly owned subsidiary ClickableOil.com, Inc., we are currently engaged in the business of providing heating oil to residential and commercial customers. We are one of the first internet-based heating oil companies, replacing much of the administrative functions and expenses with a Web-based infrastructure. We are currently focused on the New York metropolitan region, where our management have extensive experience and expertise. ClickableOil.com, Inc. began operations on October 12, 2000, and currently has approximately 2,500 customers, while retaining nearly 95% of customers during its second full year in operation.


We had net losses of $808,928 and $191,665 during the nine months ended December 31, 2003 and 2002, respectively. As of December 31, 2003, we had a cash balance of $50,223 and current liabilities of $3,703,093, including obligations of $967,116 and $1,942,949 to officers and convertible debenture holders, respectively. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2003 and 2002 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, increasing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our principal executive offices are located at 711 South Columbus Avenue, Mount Vernon, NY 10550 and our telephone number is (914) 699-5190. We are incorporated in the State of Delaware.


                                  THE OFFERING
Common stock offered by selling stockholders ...........  Up to 211,435,920 shares, based on current
                                                          (includes 200% of the shares underlying convertible debentures market prices and assuming full conversion warrants)
                                                          of the convertible notes and the full exercise of the warrants.
                                                          Assuming these shares are outstanding, this number represents
                                                          81% of our common stock.

Common stock to be outstanding after the offering.......  Up to 285,572,746 shares

Use of proceeds.........................................  We will not receive any proceeds from the sale of the common stock.

Pink Sheets.............................................  CKEI

The above information regarding common stock to be outstanding after the offering is based on 74,136,826 shares of common stock outstanding as of May 1, 2004 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS:

WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.


For our fiscal year ended March 31, 2003, we had a net loss of ($496,684). In addition, for the nine months ending December 31, 2003, we had a net loss of $(808,928). We expect to continue to incur significant operating expenses until such time as the volume of heating oil sold increases and/or we add ancillary products or product lines to our business.


OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated July 15, 2003, our independent auditors have expressed doubt about our ability to continue as a going concern in our financial statements for the fiscal year ended March 31, 2003. Our ability to continue as a going concern is a result of recurring losses from operations, a stockholders' deficit, and requirement for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.


WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 31, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE.

            We had a working capital deficit of $3,422,859 as of December 31, 2003, which means that our current liabilities exceeded our current assets by $3,422,859. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2003 were not sufficient to satisfy all of our current liabilities on that date.


OUR OPERATIONS ARE HAZARDOUS AND COULD EXPOSE US TO THE RISK OF MATERIAL LIABILITIES, LOST REVENUES OR INCREASED EXPENSES.

There are risks associated with the handling of oil, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include accidents, the breakdown or failure of equipment or processes, and catastrophic events. These events can result in injury or loss of life and extensive property or environmental damage. In addition, the handling of oil has the potential for serious impacts on human health and the environment. Liabilities incurred and interruptions in operations caused by these events or the handling of oil have the potential to materially impact our consolidated results of operations, financial position and liquidity.


WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. Our principal stockholders have limited financial resources and may not be able to continue to lend funds to us. We may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:


- we have no additional assets to pledge as security for the loan

- we maybe viewed as a high market risk


As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our expansion and expenditures, which could harm our business and the value of our common stock.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal 2004. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain business opportunities for our product and services.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENTS:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


As of May 1, 2004, we have 74,136,826 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 101,717,964 shares of common stock at current market prices, and outstanding warrants to purchase up to 4,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.


THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES TO THE SELLING STOCKHOLDERS, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.


Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.


The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures and subsequent exercise of warrants, based on market prices 25%, 50% and 75% below the market price, as of May 1, 2004 of $0.05.

                                                    With
                                                    ----                                          Percentage of
% Below Market          Price Per Share       Discount of 50%      Number of Shares Issuable     Outstanding Stock
--------------          ---------------       ---------------      -------------------------     -----------------
         25%                  $0.0375              $0.0188               135,263,245                    65%
         50%                  $0.025               $0.0125               203,435,920                    73%
         75%                  $0.0125              $0.0063               403,642,698                    84%


The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.


IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.


We entered into Securities Purchase Agreements for the sale of an aggregate of $2,542,949 principal amount of convertible debentures. The convertible debentures are due and payable, with 10% interest, one year from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible debentures could require the early repayment of the convertible debentures at a price of 130% of the amount due under the debenture. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holder could commence legal action against us to recover the amounts due. Any such action may require us to curtail or cease operations.

RISKS RELATING TO OUR COMMON STOCK: OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING STOCKHOLDERS.


Our certificate of incorporation provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and the designation of any such shares, without any vote or action by our stockholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

There is a limited public market for our common stock and there can be no assurance that an active trading market will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:


o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.


In order to approve a person's account for transactions in penny stocks, the broker or dealer must:


o obtain financial information and investment experience objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.


The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:


o sets forth the basis on which the broker or dealer made the suitability determination; and
o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.


Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS


This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However we may receive up to $400,000 in the event the selling stockholders exercise their warrants. All of the proceeds from the warrant exercise will be used for marketing, promotion and advertising.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


Our common stock is traded in the over-the-counter market and quotations are published on the OTC Bulletin Board Pink Sheets under the symbol "CKEI.PK". As of May 1, 2004, there were approximately 288 shareholders of record based on transfer agent reports, which figure does not take into account those shareholders whose certificates are held in the name of broker-dealers. The closing price of the common stock on the Pink Sheets on May 10, 2004 was $0.05. As of May 1, 2004, 74,136,826 shares of common stock were issued and outstanding, of which 6,916,966were unrestricted shares with the remainder of 67,219,860being restricted shares.


The common stock commenced trading on the Bulletin Board on November 29, 2000. Set forth below are the high and low sales prices for shares of the Common Stock for the last two years:


                       Fiscal Period

                           2002                    High        Low
                       First Quarter              $0.200      $0.200
                       Second Quarter             $0.400      $0.080
                       Third Quarter              $0.250      $0.010
                       Fourth Quarter             $0.030      $0.001

                           2003
                       First Quarter              $0.05       $0.05
                       Second Quarter             $0.05       $0.05
                       Third Quarter               $.05        $.05
                       Fourth Quarter              $.05        $.05

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The ability of an individual shareholder to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

DIVIDEND POLICY

We did not pay any dividends during the 2003 fiscal year and have never paid any dividends on our capital stock. We currently expect that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at the time and such other factors as the Board of Directors deem relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSYS

The following is management's discussion and analysis of certain significant factors that will have affected our financial condition and results of operations. Certain statements under this section may constitute "forward-looking statements". The following discussion should be read in conjunction with the March 31, 2003 audited financial statements and notes thereto included in the Company's amended Form 8-K.


FINANCIAL CONDITION


We had net losses of $808,928 and $191,665 during the nine months ended December 31, 2003 and 2002, respectively. As of December 31, 2003, we had a cash balance of $50,223 and current liabilities of $3,703,093, including obligations of $967,116 and $1,942,949 to officers and convertible debenture holders, respectively. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years 2003 and 2002 financial statements, which states that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, increasing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COMPARISON OF THE THREE MONTHS ENDED DECEMBER 31, 2003 TO THE THREE MONTHS ENDED DECEMBER 31, 2002


OVERALL RESULTS OF OPERATIONS


For the three months ended December 31, 2003, we incurred an overall loss of $(343,452), or $(.01) per share, which was an increase of $333,908 from the net loss of $(9,544) or $(.00) per share for the prior year period. The net loss for the three months ended December 31, 2003 includes a non-cash expense of $125,000 relating to debt discount expense, as well as increased interest expense attributable to a greater level of debt.


SALES


Total sales revenue for the three months ended December 31, 2003 was $539,762 compared to $444,185 for the three months ended December 31, 2002. The total increase of $95,577, or 21.5%, can be attributed principally to an increase in gallons sold, as well as an increase in the average selling price per gallon. The increase in gallons sold is attributable to a slightly larger customer base, offset by somewhat warmer weather conditions.


GROSS PROFIT


Gross profit improved by $10,939 to $94,289 for the three months ended December 31, 2003 compared to $83,350 for the three months ended December 31, 2002, with gross margin decreasing to 17.5% from 18.8% for the periods due to a lower overall market pricing for fuel oil.


OPERATING EXPENSES


Total selling, general and administrative expenses increased by $127,644 to $213,116 for the three months ended December 31, 2003 from $86,202 for the three months ended December 31, 2002 due principally to increases in advertising expenses, professional fees and accrued officer salaries.



OTHER INCOME (EXPENSE)


Interest expense increased to $195,525 from $6,219, or $189,306, for the three months ended December 31, 2003 as compared with the three months ended December 31, 2002, due to $125,000 of related debt discount expense in the current period compared to $0 in the prior year period, as well as a greater amount of interest-bearing debt outstanding in the current period compared to the earlier period.

COMPARISON OF THE NINE MONTHS ENDED DECEMBER 31, 2003 TO THE NINE MONTHS ENDED DECEMBER 31, 2002


OVERALL RESULTS OF OPERATIONS


For the nine months ended December 31, 2003, we incurred an overall loss of $(808,928), or ($.02) per share, which was an increase of $617,263 from the net loss of $(191,665) or $(.02) per share for the prior period. The net loss for the nine months ended December 31, 2003 includes $300,000 of non-cash expense relating to $225,000 of debt discount expense and $75,000 of stock issued for professional fees, as well as increased interest expense attributable to a greater level of debt.

SALES


Total sales revenue for the nine months ended December 31, 2003 was $793,136 compared to $635,995 for the nine months ended December 31, 2002. The total increase of $157,141, or 24.7%, can be attributed principally to an increase in gallons sold, and partially to an increase in the average selling price per gallon. The increase in gallons sold is attributable to a slightly larger customer base.


GROSS PROFIT


Gross profit increased by $26,193 to $114,318, or 29.7%, for the nine months ended December 31, 2003 compared to $88,125 for the nine months ended December 31, 2002, while gross margin increased to 14.4% from 13.9% for the periods due to higher overall market pricing for fuel oil.


OPERATING EXPENSES


Total selling, general and administrative expenses increased by $227,050 to $485,073 from $258,773 for the comparative nine month period ended December 31, 2002 due to the expense charge of $75,000 associated with an issuance of stock for professional services rendered during the current year period and increases in advertising expenses, professional fees and accrued officer salaries.


OTHER INCOME (EXPENSE)


Interest expense increased to $382,096 from $19,597, or $362,499, for the nine months ended December 31, 2003 as compared with the nine months ended December 31, 2002, due to $225,000 of related debt discount expense, as well as a greater amount of interest-bearing debt outstanding in the current period compared to the earlier period.


COMPARISON OF THE FISCAL YEAR ENDED MARCH 31, 2003 TO THE FISCAL YEAR ENDED MARCH 31, 2002

OVERALL RESULTS OF OPERATIONS

For the fiscal year ended March 31, 2003, we incurred an overall loss of $(496,684), which was an increase of $68,254 from the net loss of $(428,430) for the prior fiscal year period.

SALES

Total sales revenue for the fiscal year ended March 31, 2003 was $1,490,359 compared to $1,071,400 for the fiscal year ended March 31, 2002. The total increase of $418,959, or 39%, can be attributed principally to an increase in gallons sold and partially by an increase in the average selling price per gallon. The increase in gallons sold is attributable to a slightly larger customer base and a colder than average heating season.

GROSS PROFIT

Gross profit decreased by $103,610 to $62,340 for the fiscal year ended March 31, 2003 compared to $165,950 for the fiscal year ended March 31, 2002, with gross margin decreasing to 4.2% from 15.5% for the periods due to higher overall market pricing for fuel oil.

OPERATING EXPENSES

Total selling, general and administrative expenses decreased by $57,013 to $526,563 for the fiscal year ended March 31, 2003 from $583,576 for the fiscal year ended March 31, 2002 due principally to a decrease in marketing and promotion costs.

OTHER INCOME (EXPENSE)

Interest expense increased to $32,461 from $10,804, or $21,657, for the fiscal year ended March 31, 2003 as compared with the fiscal year ended March 31, 2002, due to a greater amount of total debt outstanding in the current period compared to the earlier period.


SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us. In addition, Financial Reporting Release No. 61 was recently released by the Securities and Exchange Commission to require all companies, except for small business filers, to include a discussion to address, among other things, liquidity, off-balance sheet arrangement, contractual obligations and commercial commitments.

LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment under SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

REVENUE RECOGNITION

The Company recognizes revenue at the time heating oil is delivered to customers.

LIQUIDITY AND CAPITAL RESOURCES


As of December 31, 2003, we had a cash balance of $50,223. We do not have any available lines of credit. Since inception we have financed our operations through loans and from private placements of both debt and equity.

The report of the independent certified public accountants on our financial statements as of March 31, 2003 contains an explanatory paragraph regarding an uncertainty with respect to our ability to continue as a going concern. The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We have not generated sufficient revenues to cover our expenses, and we have a stockholders' deficiency of $3,362,779. On June 6, 2003, the Company entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation wholly-owned by the Company to acquire ClickableOil.com, Inc., a Delaware corporation engaged in the business of selling heating oil and related services to residential and commercial customers in the New York metropolitan area, Westchester County and Long Island. Under the terms of the agreement, the Company acquired 100 percent of ClickableOil.com, Inc.'s stock in exchange for the Company's issuance of 43 million shares of its common stock to the shareholders of ClickableOil.com, Inc.

Coincident with the ClickableOil Merger transaction, the Company agreed to sell $800,000 of 10% one-year secured convertible debentures to certain bondholders, who are accredited investors (the "Bondholders"). In addition, the Company entered into a debt modification and extension agreement with the Bondholders wherein the Bondholders agreed to (i) extend the maturity of all of the Company's existing convertible debentures to June 6, 2004; (ii) waive all penalties accrued pursuant to the June 2001, August 2001 and May 2002 debentures; (iii) release their security interest in the Company's assets with the Company granting the Bondholders a security interest in all of the assets of ClickableOil.com, Inc.; (iv) modify the optional prepayment provisions of the debentures; and (v) conform the conversion price on all of the debentures to equal the 50% conversion price of the June 2003 debenture.

As of December 31, 2003, the Company closed on $600,000 of the $800,000 convertible debentures. On November 3, 2003, the Company closed on an additional $300,000 of the convertible debentures subsequent to becoming current in all of its SEC filings. The final closing in the amount of $200,000 occurred on January 16, 2004.

The Company has total liabilities and contractual obligations of $3,703,093 of December 31, 2003. These contractual obligations, along with the dates on which such payments are due, are described below:

                                                                  Payments Due by Period
                                            -------------------------------------------------------------------
          Contractual Obligations                   Total            One Year or Less       More than One Year
        --------------------------------    --------------------  ---------------------  ----------------------
          Due to Related Parties              $  508,116              $  508,116                  $      --
          Notes Payable - Related Parties        459,000                 459,000                         --
          Convertible Debentures               1,942,949               1,942,949                         --
          Accounts Payable and Accrued
            Expenses                             793,028                 793,028                         --
        --------------------------------    --------------------  ---------------------  ----------------------
          Total Contractual Obligations       $3,703,093              $3,703,093                  $      --
                                            ====================  =====================  ======================

The Company has also entered into two forward purchase commitments with an unrelated supplier to purchase approximately 420,000 gallons of heating oil to be received from January 2004 through May 2004. Amounts due under these contracts total approximately $360,000 and are payable as deliveries are received by the Company. The contracts specify that the Company is to provide a satisfactory letter of credit or prepay prior to delivery. If the Company fails to perform, they shall be in default and held liable for damages. In the event of late payment, the contracts contain a provision for interest at the rate of 2% over prime.

Below is a discussion of our sources and uses of funds for the nine months ended December 31, 2003 and 2002.


NET CASH USED IN OPERATING ACTIVITIES


Net cash used in operating activities was $352,161 and $320,793 for the nine months ended December 31, 2003 and 2002, respectively. The cash used in operating activities for the nine months ended December 31, 2003 was principally the result of a net loss of $808,928, which included non-cash charges of $365,779, and a seasonal increase in accounts receivable of $63,525, offset by a seasonable increase in accounts payable and an increase in accrued interest aggregating $119,310. The use of cash in operating activities for the nine months ended December 31, 2002 was principally the result of a net loss of

$191,665 and increases in accounts receivable and prepaid expenses of $23,000 and $29,050, respectively, offset by decreases in accounts payable and customer deposits of $50,236 and $33,570, respectively.


NET CASH USED IN INVESTING ACTIVITIES


We used $59,684 and $2,156, respectively, during the nine months ended December 31, 2003 and 2002 for the acquisition of fixed assets, principally a computer software fuel system program in the 2003 period.


NET CASH PROVIDED BY FINANCING ACTIVITIES


Net cash provided by financing activities for the nine months ended December 31, 2003 was $454,151, attributable to the sale of convertible debentures aggregating $600,000 in connection with the Merger Transaction, offset by $114,300 of debt financing costs and a reduction in related party debt of $31,549. Net cash provided by financing activities for the nine months ended December 31, 2002 was $327,800 due to funds provided by related parties to meet obligations.

SEASONALITY

The Company's operations are subject to seasonal fluctuations, with a majority of the Company's business occurring in the late fall and winter months. Approximately 70% of the Company's revenues are earned and received from October through March, most of such revenues are derived from the sale of home heating products. From May through September, we can experience considerable reduction of retail heating oil sales.

                                    BUSINESS


RECENT COMPANY HISTORY

On June 6, 2003, we entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation wholly-owned by, ClickableOil.com, Inc., a Delaware corporation engaged in the business of selling heating oil and related services to residential and commercial customers in the New York metropolitan area, Westchester County and Long Island, Michael
J. Connor, The James Group, and DGN Holdings, LLC. Under the terms of the agreement, we acquired 100 percent of ClickableOil.com, Inc.'s stock in exchange for the issuance by us of approximately 43 million shares of common stock to the holders of ClickableOil. The new shares constitute approximately 90 percent of our outstanding shares. ClickableOil.com, Inc.'s founders, Messrs. Nicholas Cirillo, Jr., Guy Pipolo and David Rodgers, have been appointed our President, Chief Operating Officer and Secretary, respectively, and all have been duly appointed directors. Mr. Milton Cotter, former Chief Executive Officer, served as our Chief Executive Officer until December 2003. Messrs. Cotter and Berman resigned as directors on June 6, 2003.

Immediately after the ClickableOil.com, Inc. merger transaction, we executed a Purchase and Sale Agreement with Milton Cotter, Eric Cotter, Richard Berman and other former officers providing for the sale of 100% of the stock in Achievement TEC, Inc. and Career Direction, Inc. in exchange for 6,428,073 shares of our common stock collectively owned by them. We subsequently retired these shares.


In June 2003, we relocated our corporate office from Grand Prairie, Texas to Mount Vernon, New York.

In December 2003, we amended our certificate of incorporation to change our name to Clickable Enterprises, Inc. and to increase our authorized common stock to 500,000,000 shares.

OUR BUSINESS

Through our wholly owned subsidiary ClickableOil.com, Inc., we are currently engaged in the business of providing heating oil to residential and commercial customers. We are one of the first internet-based heating oil companies, replacing much of the administrative functions and expenses with a Web-based infrastructure. We are currently focused on the New York metropolitan region, where our management have extensive experience and expertise. ClickableOil.com, Inc. began operations on October 12, 2000, and currently has approximately 2,500 customers, while retaining nearly 95% of customers during its second full year in operation.

Unlike its industry competitors, ClickableOil.com, Inc. is unburdened with an expensive infrastructure of tangible assets. We currently do not, nor are we expected to own barges, trucks or storage facilities. Neither will we purchase expensive customer lists. Our only operating assets will be proprietary software, attendant computer hardware and the possible inventory of heating oil in some markets. ClickableOil.com, Inc. is also unburdened with the costs associated with intangible assets arising from the purchase of customers of acquired businesses.

We also provide service installation and repair of heating equipment as a service to our customers, which we consider to be a necessary part of our business. We provide home heating equipment repair service on a 24 hours-a-day, seven days-a-week basis in most of our delivery regions. However, we contract with local third parties to provide such services, which we believe would be unprofitable to offer ourselves.

We believe that we obtain new customers and maintain existing customers by offering full service home energy products at discount prices, providing quick repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment and fixed price purchase options.

OPERATIONS

Our retail fuel oil distribution business is conducted through ClickableOil.com, Inc. We serve both residential and commercial fuel oil accounts. We sell quality home heating oil to our residential and commercial customers offering delivery seven days-a-week. We also contract with various third parties to provide an oil burner service that is available 24 hours-a-day for the maintenance, repair, and installation of oil burners. These services are performed on an as needed basis. Heating oil customers are not required to enter into service contracts, however, we do offer such service contracts if desired.


Approximately 50% of our customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. Customers can also order deliveries of home heating oil through our web site located at www.clickableoil.com. We deliver home heating oil approximately 7 times each year to the average customer. We have credit cards on file for most automatic customers, and charge them promptly upon delivery or receives payment upon delivery. Our customers can pay for fuel deliveries with cash, check or credit card or budget plan. We offer both fixed price plans for one or two years or variable price deals that fluctuate with the market.

We contract with third party owner-operator fuel oil companies to deliver our fuel with their delivery trucks within 48 to 72 hours after orders are received. Additionally, all automatic customer deliveries are scheduled an given to truckers at least 7 days in advance (earlier if bad weather is forcast). Truckers generally make deliveries in accordance with their existing routes, allowing sufficient time to make deliveries even during extreme weather conditions. Through-put agreements permit us to store inventory at a terminal and pay a fee to load our inventory out by truck as needed. This lowers our operating costs as we do not have idle fleet costs in the warm weather months. The fuel trucks have fuel capacities ranging from 2,800 to 5,500 gallons. Each vehicle is assigned to a specific delivery route, and services between fifteen and fifty customer locations per day depending on market density and customers' fuel requirements.


SUPPLIERS


We purchase fuel from various suppliers both "spot" and "contract", with both fixed price and variable price agreements. We also have several throughput/ storage agreements where the company utilizes a third party terminal to store our product for a per gallon fee.


ENVIRONMENTAL CONSIDERATIONS AND REGULATION

We have implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. We have not incurred any significant environmental compliance cost, and compliance with environmental regulations has not had a material effect on our operating or financial condition. This is primarily due to our general policies of closely monitoring its compliance with all environmental laws. In the future, we do not expect environmental compliance to have a material effect on its operations and financial condition. Our policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.

EMPLOYEES


As of December 31, 2003, the total number of our employees was 7, of which 6 were full-time employees.


RETAIL HEATING OIL INDUSTRY


Our business is highly competitive. In addition to competition from alternative energy sources, we compete with distributors offering a broad range of services and prices, from full service distributors similar to us, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail home heating oil pane industry. Many companies in the industry, including the Company, deliver fuel oil to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time fuel oil is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour-a-day basis, which tends to build customer loyalty. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other fuel oil distributors.


Distillate fuel oil in the United States involves two products: i) low-sulfur distillate, which is used for vehicle transportation fuel; and ii) #2 high-sulfur distillate, which is used for space heating in residential and commercial sectors, also known as home heating oil. The United States' two sources of home heating oil are domestic refineries and imports from foreign countries. The home heating oil industry, at least from a consumer's perspective, has been the only alternative for millions of consumers. Homes have to be heated, and with electricity being so costly and gas being either unavailable or more expensive than home heating oil, the only remaining option to heat a home is through the delivery of home heating oil. The same holds true for commercial operations, despite various efficiencies and price decreases in the industry in general. Home heating oil continues to be sold in large part throughout the Northeast for full price and delivered door to door somewhat as coal was in former days. Retail price inflexibility is all the more remarkable given that most retail sellers of home heating oil rarely do more than deliver oil. Home heating oil retailers do not search for oil, nor are they engaged in refining heating oil. Similarly, most retail home heating oil companies do not own the storage tanks that hold the oil delivered to the home and often do not even own the oil actually supplied to the home prior to loading the truck and its delivery. Nonetheless, the pricing of home heating oil from the consumer's perspective is fairly inelastic: when home heating oil prices rise, retail sellers increase their prices, but when prices decline, only a small portion of the price savings is passed on to the consumer.

Pricing. Home heating oil prices paid by consumers are determined by:

o     the cost of crude oil;
o     the cost of producing, marketing and distributing the oil;
o     the profits and losses of refiners, wholesalers and dealers; and
o     supply/demand equation often influenced by weather.

Heating oil prices paid by consumers can fluctuate over time due to a variety of factors including:

Seasonality in the demand for home heating oil. When crude oil prices are stable, heating oil prices tend to rise gradually in the winter months when demand is highest. A homeowner in the Northeast may use 650 to 1,000 gallons of home heating oil during a typical winter, while consuming very little during the rest of the year. However, prices can surge quickly to very high levels when there is a rapid change to colder weather, which impacts both supply and demand. Consumers want more heating oil at the same time that harbors and rivers are frozen or delivery systems are interrupted by weather conditions. During this time, the available home heating oil in storage is used faster than it can be replenished.

Changes in the cost of crude oil. Crude oil prices are determined by worldwide supply and demand. Demand can vary worldwide depending on the economy and the weather. Supply can be influenced by the Organization of Petroleum Exporting Countries ("OPEC") and other factors. Since crude oil is a major price component of home heating oil, changes in the price of crude oil will generally affect the price of heating oil (residential and commercial).

Competition in local markets. Competitive differences can be substantial between a locality with only one or few suppliers or retailers versus an area with a large number of competitors. Consumers in remote or rural locations may face higher heating oil prices because there are fewer competitors.

Regional operating costs. Prices also are impacted by higher costs of transporting heating oil to and from wholesale locations. In addition, other costs of doing business with retailers can vary substantially depending on the area of the country in which the dealer is located. Such costs include wages and salaries, benefits, equipment, lease/rent, insurance, overhead, and state and local fees.

                            DESCRIPTION OF PROPERTIES

Our offices are located at 711 South Columbus Avenue, Mount Vernon, New York 10550. The monthly rent for the Mount Vernon office is $1,260 which commenced on June 1, 2003 for a lease term of two years. The minimum lease payment for the remaining life of the lease is $30,240.

                                LEGAL PROCEEDINGS


The following provides a summary of material litigation to which we are a party:


Joe Loyd and Karen Loyd vs. Career Direction, Inc., and Achievement Tec, Inc. in the District Court of Denton County, Texas, 395th Judicial District, Case No. 2002-60052-393. Joe Loyd and Karen Loyd are former employees and officers of Career Direction, Inc. At the present time, they have a suit pending for declaratory judgment which, if entered, would permit them to compete in the career fair business which was their former profession. They are presently contractually bound by a covenant not to compete and a confidentiality agreement which would prevent them from entering a competing business. It is anticipated that they will make a claim against Career Direction, Inc., for money damages, but this amount is unknown at the present time, particularly since Career Direction, Inc., and Achievement Tec, Inc., have counterclaims against the Loyd's which will be filed in the pending suit.

On June 6, 2003, we executed a Purchase and Sale Agreement by and between us and Milton Cotter, Eric Cotter, Richard Berman and other former officers providing for the sale of 100% of the stock in Achievement TEC, Inc and Career Direction, Inc., the above-referenced defendants. In connection therewith, the Buyers have agreed to indemnify us for any liabilities that may arise from the above-referenced litigation matters.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Our directors and officers are as follows:


            Name and Address                   Age      Position
            ----------------                   ---      --------

            Nicholas Cirillo, Jr.              40       President and Director
            c/o ClickableOil.com, Inc.
            711 South Columbus Avenue
            Mount Vernon, NY 10550

            Guy Pipolo                         40       Chief Operating Officer
            c/o ClickableOil.com, Inc.                  and Director
            711 South Columbus Avenue
            Mount Vernon, NY 10550

            David Rodgers                      50       Secretary and Director
            c/o ClickableOil.com, Inc.
            711 South Columbus Avenue
            Mount Vernon, NY 10550

Nicholas Cirillo, Jr. is the Chief Executive Officer and co-founder of ClickableOil.com, Inc. in April 2000. Effective with the June 6, 2003 merger with ClickableOil.com, Inc., Mr. Cirillo was appointed President and Director of the Company. Prior to this, Mr. Cirillo co-founded along with Guy Pipolo, National Retailers Group ("NRG") (which later became ClickableOil, Inc., when NRG became an Internet-based company), a New-York based discount oil company that offered homeowners reduced-priced oil using state-of-the-art distribution strategies. Previously, he was a Manager with Cibro Petroleum where his responsibilities included overseeing the hedging and purchasing strategies for over $1 billion in home heating oil. Mr. Cirillo was also employed by Bear Stearns and by a privately-held petroleum trading company. He received his Bachelor of Arts in Economics from Georgetown University, and his Masters of Business Administration from Fordham University.

Guy Pipolo is the Chief Operating Officer and co-founder of ClickableOil.com, Inc. in April 2000. Effective with the June 6, 2003 merger with ClickableOil.com, Inc., Mr. Pipolo was appointed Chief Operating Officer and Director of the Company. Prior to this, Mr. Pipolo co-founded along with Nick Cirillo, Jr., National Retailers Group ("NRG") (which later became ClickableOil, Inc., when NRG became into an Internet-based company), a New-York based discount oil company that offered homeowners reduced-priced oil using state-of-the-art distribution strategies. Prior to that, Mr. Pipolo was the Supply Manager with Cibro Petroleum. Mr. Pipolo earned his Bachelor of Business Administration in Finance from lona College.

David Rodgers is the Secretary and co-founder of ClickableOil.com Effective with the June 6, 2003 merger with ClickableOil.com, Inc., Mr. Rodgers was appointed Secretary and Director of the Company. Previously, he served as the Director of Information Technology with Burnside Coal and Oil/West Vernon Petroleum. Mr. Rodgers received his Bachelor of Science in Accounting from the University of Bridgeport.


All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


The following table shows compensation paid by us for the fiscal years 2003, 2002 and 2001. Other than as set forth below, no executives' salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred.

                                        Annual Compensation                     Long-Term Compensation
                                                                                    Awards         Payouts
                                                                 Other       Restricted
                                                                Annual          Stock     Options/   LTIP     All Other
Name and                             Salary        Bonus     Compensation     Award(s)     SARs    Payouts  Compensation
---------------------------------------------------------------------------------------------------------------------------
Principal Position        Year         ($)          ($)           ($)            ($)        (#)      ($)         ($)
Nicholas Cirillo, Jr.      2003         $ 0           0             0              0          0        0           0
CEO and President          2002           0           0             0              0          0        0           0
                           2001           0           0             0              0          0        0           0

Milton Cotter              2003           0           0             0          5,000(1)       0        0           0
Former CEO & CFO           2002      93,984           0             0              0          0        0           0
                           2001     162,953           0             0              0          0        0           0
---------------------------------------------------------------------------------------------------------------------------
(1) Represents 10,000 shares of common stock.



During the last fiscal year, there were no individual grants of stock options or freestanding SARs, nor were there any exercises of stock options or freestanding SARs, to or by any executive officer, nor were there any unexercised options or SARs granted to any executive officer, nor were there any awards made to any executive officers under any long term incentive plan.

EMPLOYMENT AGREEMENT


On June 6, 2003, we entered into a six month employment agreement with Milton Cotter, our former Chief Executive Officer and Chairman, to continue to serve as our Chief Executive Officer and Chief Financial Officer, and to insure that all of our 2002 and 2003 financial reports be prepared and filed with the SEC. Mr. Cotter received 10,000 shares of our common stock for this six month employment commitment.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have been no transactions between us and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family, except as follows:


During the nine months ended December 31, 2003, our non-interest bearing cash advances and oil purchases from NRG Heat & Power, LLC, an oil supplier that is owned and managed by Messrs. Cirillo and Pipolo, our officers, decreased in the net amount of $31,549. During this nine-month period, we purchased oil for resale from NRG Heat & Power, LLC in the amount of $198,524. As of December 31, 2003, this non-interest bearing obligation of $508,116 is included in Due to Related Parties in our balance sheets.

During the nine months ended December 31, 2003, we had fuel sales of $2,418 to Flaw, Inc., a company owned by Messrs. Cirillo and Pipolo.

On June 6, 2003, we entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation wholly-owned by, ClickableOil.com, Inc., a Delaware corporation engaged in the business of selling heating oil and related services to residential and commercial customers in the New York metropolitan area, Westchester County and Long Island, Michael
J. Connor, The James Group, and DGN Holdings, LLC. Under the terms of the agreement, we acquired 100 percent of ClickableOil.com, Inc.'s stock in exchange for the issuance by us of approximately 43 million shares of common stock to the holders of ClickableOil. The new shares constitute approximately 90 percent of our outstanding shares. ClickableOil.com, Inc.'s founders, Messrs. Nicholas Cirillo, Jr., Guy Pipolo and David Rodgers, have been appointed our President, Chief Operating Officer and Secretary, respectively, and all have been duly appointed directors. Mr. Milton Cotter, former Chief Executive Officer, served as our Chief Executive Officer until December 2003. Messrs. Cotter and Berman resigned as directors on June 6, 2003.

Immediately after the ClickableOil.com, Inc. merger transaction, we executed a Purchase and Sale Agreement with Milton Cotter, Eric Cotter, Richard Berman and other former officers providing for the sale of 100% of the stock in Achievement TEC, Inc. and Career Direction, Inc. in exchange for 6,428,073 shares of our common stock collectively owned by them. We subsequently retired these shares.


During the fiscal year ended March 31, 2002, we signed a note payable for consulting services with NexGen Energy, LLC, a company owned by Messrs. Cirillo, Pipolo and Rodgers in the amount of $309,000. During the year ended March 31, 2003, the note was renewed for an additional term of one year. During the fiscal year ended March 31, 2003, we signed a note payable for consulting services with NexGen Energy, LLC in the amount of $150,000. Accrued interest as of December 31, 2003 was $51,021, which is included in accounts payable and accrued expenses. The notes, which accrue interest at a rate of 7% per annum, were originally due on October 1, 2003 and have been extended orally through March

31, 2004. The total of $459,000 for the two notes is included in notes payable-related party in the accompanying balance sheets.


The above-referenced transactions with our affiliates were made on terms that are no less favorable to us than those generally available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENE FICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of May 1, 2004 for:

o each person who beneficially owns more than five percent of the common stock;
o     each of our directors;
o     the named executive officers; and
o     all directors and executive officers as a group.


Unless otherwise indicated, the address for each person or entity named below is c/o Achievement Tec Holdings, Inc., 711 South Columbus Avenue, Mount Vernon, New York 10550.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 74,136,826 shares of common stock outstanding as of May 1, 2004.



                                            Common Stock Beneficially Owned
            Name and Address                   Number           Percent

            Nicholas Cirillo, Jr. (1)          12,900,000        17.4%
            Guy Pipolo (1)                     12,900,000        17.4%
            David Rodgers (1)                  12,900,000        17.4%

            All Executive Officers and
             Directors as a Group              38,700,000        52.2%



(1) All shares are beneficially owned by DGN Holdings, LLC, a New York limited liability company in which Messrs. Cirillo, Pipolo and Rodgers each own a 33.33% interest.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value.

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to documents filed with the Securities and Exchange Commission under the Exchange Act of 1934.

COMMON STOCK

The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

TRANSFER AGENT

Interstate Transfer Company has been appointed the transfer agent of our common stock.

                              PLAN OF DISTRIBUTION


The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:


-- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

-- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-- an exchange distribution in accordance with the rules of the applicable exchange;

-- privately-negotiated transactions;


-- short sales after the effective date of this prospectus;

-- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;


-- through the writing of options on the shares;

-- a combination of any such methods of sale; and

-- any other method permitted pursuant to applicable law.


The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

After the effective date of this prospectus, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares or common stock or Warrant owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.


PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:


o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.


In order to approve a person's account for transactions in penny stocks, the broker or dealer must


o obtain financial information and investment experience objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.


The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:


o sets forth the basis on which the broker or dealer made the suitability determination; and
o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.


Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                              SELLING STOCKHOLDERS


This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

None of the following selling stockholders have held any position or office within our company, nor has had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible debentures and warrants.

Under the securities purchase agreements, we received an aggregate of $2,542,949 from the selling stockholders, and they were issued a corresponding amount of our 10% secured convertible debentures and warrants to purchase up to an aggregate of 4,000,000 shares of common stock. The terms of the debentures provide for full payment on 1 year from the date of issuance, with interest of 10% per annum, which may be converted at any time at the lesser of (i) $0.05 or
(ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by fifty percent (50%). The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $.05 per share, at any before the fifth anniversary date of the issuance. Under the related Registration Rights Agreement, we agreed to register all of the shares underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

The information listed below was furnished to us by the indicated selling stockholders. Shares of our common stock will be acquired by the selling stockholders pursuant to the exercise by AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC and AJW Offshore, Ltd. of up to an aggregate of $2,542,949 in secured convertible debentures and warrants to purchase up to 4,000,000 shares of common stock, in the aggregate, in accordance with the terms of the securities purchase agreements.

AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. We have been notified by the selling stockholder that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                              Total
                        Total Shares of    Percentage                                                              Percentage
                         Common Stock      of Common      Shares of                                  Beneficial    of Common
                         Issuable Upon       Stock,     Common Stock     Beneficial Percentage of    Ownership    Stock Owned
                         Conversion of      Assuming     Included in     Ownership   Common Stock    After the       After
        Name              Debentures          Full       Prospectus     Before the   Owned Before     Offering     Offering
                        and/or Warrants    Conversion        (1)         Offering      Offering         (4)           (4)
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
New Millennium
Capital Partners II,
LLC                     38,624,800 (3)      87.02%       77,249,600     2,493,382       4.99%           --            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------

AJW Partners, LLC       36,493,160 (4)      84.88%       72,986,320     2,493,382       4.99%           --            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------

AJW Offshore, Ltd.      18,900,000 (5)      28.09%       37,800,000     2,493,382       4.99%           --            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------

AJW Qualified                                                                                           --            --
Partners, LLC           11,700,000 (6)      19.47%       23,400,000     2,493,382       4.99%
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.


(1) Includes 200% of the shares issuable upon conversion of the convertible debentures and shares issuable upon exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Assumes that all securities registered will be sold.

(3) Represents shares of common stock underlying an aggregate of $965,619.79 principal amount convertible debentures.

(4) Represents shares of common stock underlying an aggregate of $872,329 principal amount convertible debentures and 1,600,000 shares underlying warrants exercisable at $0.05 per share.

(5) Represents shares of common stock underlying an aggregate of $432,500.00 principal amount convertible debentures and 1,600,000 shares underlying warrants exercisable at $0.05 per share.

(6) Represents shares of common stock underlying an aggregate of $272,500.00 principal amount convertible debentures and 800,000 shares underlying warrants exercisable at $0.05 per share.

                        OUR SECURITIES PURCHASE AGREEMENT

We entered into the following securities purchase agreements:


o June 29, 2001 with AJW Partners, LLC and New Millennium Capital Partners II, LLC for $1,192,949 in convertible debentures

o August 13, 2001 with AJW Partners, LLC and New Millennium Capital Partners II, LLC for $250,000 in convertible debentures

o May 8, 2002 with AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC and AJW Offshore, Ltd. for $300,000 in convertible debentures

o June 6, 2003 with AJW Partners, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC for $800,000 in convertible debentures and 4,000,000 warrants


Theses securities purchase agreements contain covenants and representations and warranties of the investors and us that are customary in transactions of this type. In particular, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. We have also agreed to provide the investors with a monthly list to ensure we are in compliance with such reserve amount requirement. Furthermore, we have agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants. Moreover, our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement and we are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

Under the terms of the securities purchase agreements, in the event the Company breaches one or more of its covenants or representations or warranties, the Company may be obligated to pay to the investors liquidated damages equal to three percent (3%) of the outstanding debentures per month, prorated for partial months, in cash or unregistered shares of common stock (issued at a price equal to the conversion price of the debentures determined as of the time of payment), at the option of the investors, for such time that the breach remains uncured.

The representations and warranties and covenants set forth in Sections 3, 4, 5 and 8 of the Securities Purchase Agreement will survive all of the closings for a period of two (2) years from the date that the last investment is completed. In addition, the representations, warranties and covenants are assignable to subsequent purchasers of the convertible debentures and warrants from the original buyers.

The secured convertible debentures bear interest at 10% per annum and mature on one year from the date of issuance. The 10% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 10% debentures and its affiliates own more than 4.9% of our outstanding common stock. However, this ownership restriction may be waived by the holder upon 61 days notice. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of


o fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

o     a fixed conversion price of $0.05.


We are be obligated to pay a penalty of $2,000 per day to the investors if we fail to deliver the shares of our common stock issuable upon a conversion of the debentures within two business days following the receipt of the investors' notice of conversion.

The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted by the conversion price. For example, assuming conversion of $2,542,949 of debentures on December 31, 2003, a conversion price of $0.025 per share, the number of shares issuable, ignoring the 4.9% limitation discussed above, upon conversion would be:

$2,542,949/ $0.025 = 101,717,960 shares

The conversion price of the debentures are subject to equitable adjustments if we distribute a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders' ownership. Also, the debentures fixed conversion price gets lowered in the event we issue shares of our common stock or any rights, options, warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTCBB. The fixed conversion price gets lowered upon such issuance to the amount of the consideration per share received by us.

The debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables.

OUR COVENANTS WITH THE 10% DEBENTURE HOLDERS

We may not, without the prior written consent of our 10% debenture holders, do any of the following:


o pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

o redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

o incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 10% debentures;

o sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

o lend money, give credit or make advances to any person or entity except in the ordinary course of our business (to a maximum of $50,000); and


DESCRIPTION OF WARRANTS

The warrants purchased by the investors pursuant to the June 26, 2003 securities purchase agreement entitle the investors to purchase 4,000,000 shares of our common stock at an exercise price equal to $0.05 per share.

The warrants expire five years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue shares of our common stock on any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

                                  LEGAL MATTERS


The validity of the shares of common stock being offered hereby will be passed upon for us by Troy J. Rillo, Esquire.


                                     EXPERTS


Our financial statements at March 31, 2002 and 2003, appearing in this prospectus and registration statement have been audited by Weinberg and Company, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Clickable Enterprises, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We furnish our stockholders with annual reports containing audited financial statements.

                           CLICKABLE ENTERPRISES, INC.
                    (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                            CONDENSED BALANCE SHEETS


                                                                      As of
                                                                December 31, 2003
                                                                  (Consolidated)                 As of
                                                                   (Unaudited)               March 31, 2003
                                                             -------------------------------------------------------
     ASSETS
     Current Assets
        Cash                                                 $         50,223              $          7,917
        Accounts receivable, net of allowance for
          doubtful accounts of $10,452 and $3,697                     122,984                        69,911
        Inventory                                                      16,610                        10,900
        Prepaid expenses                                               13,789                        77,905
        Debt financing costs, net of accumulated
          amortization of $50,646 and $0                               62,604                             -
        Other current assets                                           14,024                         1,738
                                                             -------------------------------------------------------
     Total Current Assets                                             280,234                       168,371
                                                             -------------------------------------------------------
     Fixed Assets
        Office Equipment                                               69,649                         8,915
        Less: Accumulated Depreciation                                (10,829)                       (6,148)
                                                             -------------------------------------------------------
     Fixed Assets, Net                                                 58,820                         2,767
     Other Assets                                                       1,260                             -
                                                             -------------------------------------------------------
     TOTAL ASSETS                                            $        340,314              $        171,138
                                                             =======================================================

     LIABILITIES & STOCKHOLDERS' DEFICIENCY
     Current Liabilities
          Accounts payable and accrued expenses              $         782,520             $        317,891
          Due to related parties                                      508,116                       539,665
          Notes payable - related parties                             459,000                       459,000
          Convertible debentures, net of discount of
           $375,000                                                 1,942,949                             -
          Customer deposits                                            10,508                        20,166
                                                             -------------------------------------------------------
     Total Current Liabilities                                      3,703,093                     1,336,722
                                                             -------------------------------------------------------

     TOTAL LIABILITIES                                              3,703,093                     1,336,722
                                                             -------------------------------------------------------

     COMMITMENTS AND CONTINGENCIES

     SHAREHOLDERS' DEFICIENCY
          Preferred stock, $.001 par value, 10,000,000
            shares authorized, none issued and outstanding                 --                            --
          Common stock, $.001 par value, 50,000,000
            shares authorized, 48,391,966 and 43,000,000
            shares issued and outstanding, respectively                48,392                        43,000
          Additional paid-in capital                                 (830,659)                      563,000
          Accumulated deficit                                      (2,580,512)                  (1,771,584)
                                                             -------------------------------------------------------
     TOTAL STOCKHOLDERS' DEFICIENCY                                (3,362,779)                   (1,165,584)
                                                             -------------------------------------------------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
          DEFICIENCY                                         $        340,314               $       171,138
                                                             =======================================================

      See accompanying notes to condensed consolidated financial statements

                           CLICKABLE ENTERPRISES, INC.
                    (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                       For the Three Months Ended                 For the Nine Months Ended
                                                             December 31,                                December 31,
                                                  ---------------------------------------  -------------------------------------
                                                       2003                                     2003
                                                   (Consolidated)            2002           (Consolidated)             2002
                                                  ---------------------------------------  -------------------------------------

SALES (includes related party sales of $3,784 and
$7,383 for the three and nine month periods ended
December 31, 2003, respectively)                     $    539,762      $    444,185           $    793,136       $    635,995
     Cost of sales                                        445,473           360,835                678,818            547,870
                                                  ---------------------------------------  -------------------------------------
     Gross margin                                          94,289            83,350                114,318             88,125
                                                  ---------------------------------------  -------------------------------------

OPERATING EXPENSES
     Selling, general and administrative expense          213,866            86,202                485,823            258,773
     Depreciation and amortization expense                 28,350               473                 55,327              1,420
                                                  ---------------------------------------  -------------------------------------
TOTAL OPERATING EXPENSES                                  242,216            86,675                541,150            260,193
                                                  ---------------------------------------  -------------------------------------
(Loss) from operations                                   (147,927)           (3,325)              (426,832)          (172,068)

OTHER EXPENSE
     Interest expense, net                               (195,525)           (6,219)              (382,096)           (19,597)
                                                  ---------------------------------------  -------------------------------------
TOTAL OTHER EXPENSE                                      (195,525)           (6,219)              (382,096)           (19,597)
                                                                                                         -                  -
NET LOSS                                             $   (343,452)      $    (9,544)          $   (808,928)      $   (191,665)
                                                  =======================================  =====================================
LOSS PER SHARE                                       $       (.01)      $      (.00)          $       (.02)      $       (.02)
                                                  =======================================  =====================================
WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING, BASIC AND DILUTED             48,391,966        10,320,039             46,758, 058         10,168,229
                                                  =======================================  =====================================

      See accompanying notes to condensed consolidated financial statements

                           CLICKABLE ENTERPRISES, INC.
                    (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                    For the Nine Months Ended
                                                                           December 31,
                                                             ------------------------------------------
                                                                    2003                  2002
                                                                 (Consolidated)
                                                             ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                   $     (808,928)     $     (191,665)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization                                  55,327               1,420
       Beneficial conversion expense                                 225,000                  --
       Bad debt expense                                               10,451                  --
       Stock issued for services                                      75,000                  --
       Changes in operating assets and liabilities:
   (Increase) decrease in:
       Accounts receivable                                           (63,525)            (23,000)
       Inventory                                                      (5,710)                 --
       Prepaid expenses                                               64,116             (29,050)
       Other assets                                                  (13,546)              5,308
   Increase (decrease) in:
       Accounts payable and accrued expenses                         119,310             (50,236)
       Customer deposits                                              (9,658)            (33,570)
                                                             ------------------------------------------
   Net cash used in operating activities                            (352,161)           (320,793)
                                                             ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of fixed assets                                       (59,684)             (2,156)
                                                             ------------------------------------------
   Net cash used in investing activities                             (59,684)             (2,156)
                                                             ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of financing costs                                      (114,300)
   Increase (decrease) in due to related parties                     (31,549)            327,800
   Proceeds from issuance of convertible debentures                  600,000                   -
                                                             ------------------------------------------
Net cash provided by financing activities                            454,151             327,800
                                                             ------------------------------------------

NET INCREASE (DECREASE) IN CASH                                       42,306               4,851
   Cash at beginning of period                                         7,917              13,490
                                                             ------------------------------------------
Cash at end of period                                         $       50,223      $       18,341
                                                             ==========================================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

In relation to the merger and recapitalization, no assets were carried over from the legal survivor and $345,318 of accounts payable and accrued expenses and $1,717,949 of convertible debentures of the legal acquirer were assumed.

      See accompanying notes to condensed consolidated financial statements

                           CLICKABLE ENTERPRISES, INC.
                    (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
           CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
                                   (UNAUDITED)

                                              Common Stock            Paid in      Accumulated    Stockholder's
                                     ----------------------------
                                         Shares        Amount        Capital         Deficit        Deficiency
                                     -------------- ------------- --------------  -------------- ---------------

Balance, April 1, 2003                 43,000,000    $   43,000    $   563,000     $ (1,771,584)  $ (1,165,584)
                                     -------------- ------------- --------------  -------------- ---------------

Liabilities from Merger with
Achievement Tec                        10,320,039        10,320     (2,073,587)               -     (2,063,267)

Beneficial conversion feature                   -             -        600,000                -        600,000

Cancellation of shares on sale of
Career Directions                      (6,428,073)       (6,428)         6,428                -              -

Stock issued for services               1,500,000         1,500         73,500                -         75,000

Net loss for the period                         -             -              -         (808,928)      (808,928)
                                     -------------- ------------- --------------  -------------- ---------------
Balance, December 31, 2003             48,391,966    $   48,392     $ (830,659)    $ (2,580,512)  $ (3,362,779)
                                     -------------- ------------- --------------  -------------- ---------------

      See accompanying notes to condensed consolidated financial statements

                           CLICKABLE ENTERPRISES, INC.
                    (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2003
                                   (UNAUDITED)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

      It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

      The accompanying unaudited financial statements reflect Clickable Enterprises, Inc formerly Achievement Tec Holdings, Inc.'s ("Achievement Tec" or the "Company") adoption of the fiscal year end of March 31, which is the fiscal year end of ClickableOil.com, Inc., the accounting acquirer. See Description of Business and Basis of Presentation below.

      It is suggested that the unaudited interim consolidated financial statements be read in conjunction with the audited financial statements for the year ended March 31, 2003, as filed with the Securities and Exchange Commission on Form 8-K/A.

      (A) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION AND CONSOLIDATION

      On June 6, 2003, Achievement Tec Holdings, Inc. entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation wholly-owned by the Company, to acquire ClickableOil.com, Inc., a Delaware corporation engaged in the business of selling heating oil and related services to residential and commercial customers in the New York metropolitan area, Westchester County and Long Island. Under the terms of the agreement, Achievement Tec acquired 100 percent of ClickableOil.com, Inc.'s stock in exchange for the issuance by Achievement Tec of 43 million shares of its common stock to the holders of ClickableOil.com, Inc. On January 6, 2004, the Company amended its articles of incorporation to among other things, change its name from Achievement Tec Holdings, Inc to Clickable Enterprises, Inc.

      Generally accepted accounting principles in the United States of America require that the company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. ClickableOil.com, Inc. is the accounting acquirer. As a result, the exchange was treated as a recapitalization and the Company adopted the March 31 fiscal year of ClickableOil.com, Inc.

      Accordingly, these condensed consolidated financial statements include the following:

      1. The balance sheet as of December 31, 2003 consists of the net assets of the legal acquirer at historical cost and the net assets of the accounting acquirer at historical cost. The balance sheet as of March 31, 2003 consists of the net assets of the accounting acquirer at historical cost.

      2. The statements of operations include the operations of the accounting acquirer for the periods presented and the operations of the legal acquirer from the date of the merger.

      In relation to the merger and recapitalization, no assets were carried over from the legal survivor and $345,318 of accounts payable and accrued expenses and $1,717,949 of convertible debentures of the legal acquirer were assumed.

      All material intercompany transactions have been eliminated in the accompanying consolidated financial statements.

      ClickableOil.com, Inc. was incorporated in the State of Delaware on April 4, 2000 to provide a low cost and highly efficient means of servicing the heating oil market through an Internet based approach. The Company's business model streamlines the process of heating oil ordering and delivering by providing an accessible single point of contact for the customer.

      (B) REVENUE RECOGNITION

      The Company recognizes revenue at the time heating oil is delivered to customers.

      (C) INVENTORY

      Inventory consists primarily of heating oil and is valued at the lower of cost (first-in, first-out) or market.

      (D) FIXED ASSETS, NET

      Fixed assets, net are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets from three to five years.

      (E) INCOME TAXES

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The deferred tax asset arising from the Company's ability to carry forward its net operating losses to future years has been fully offset by a valuation allowance.

      (F) USE OF ESTIMATES

      In preparing financial statements in conformity with generally accepted accounting principles in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

      (G) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and related party payables, approximate fair value due to the short-term maturities of these instruments.

      (H) ADVERTISING COSTS

      Costs incurred for producing and communicating advertising of the Company are charged to operations as incurred.

      (I) LOSS PER SHARE

      Basic and diluted net loss per common share are computed based upon the weighted average common shares outstanding. Diluted net loss per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the period. Common stock equivalents are not considered in the diluted earnings per share calculation because the effect would have been anti-dilutive.

      (J) LONG-LIVED ASSETS

      The Company reviews long-lived assets for impairment under SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

NOTE 2 RELATED PARTY TRANSACTIONS

      During the nine months ended December 31, 2003, the Company's liability for non-interest bearing cash advances and oil purchases from NRG Heat & Power, LLC, an oil supplier that is owned and managed by Messrs. Cirillo and Pipolo, officers of the Company, decreased in the net amount of $31,549. During this nine-month period, the Company purchased oil for resale from NRG Heat & Power, LLC in the amount of $198,524. As of December 31, 2003, this non-interest bearing obligation of $508,116 is included in Due to Related Parties in the accompanying balance sheets.

      During the nine months ended December 31, 2003, the Company had fuel sales of $2,418 to Flaw, Inc., a company owned by Messrs. Cirillo and Pipolo.

      During the fiscal year ended March 31, 2002, the Company signed a note payable for consulting services with NexGen Energy, LLC, a company owned by Messrs. Cirillo, Pipolo and Rodgers in the amount of $309,000. During the year ended March 31, 2003, the note was renewed for an additional term of one year. During the fiscal year ended March 31, 2003, the Company signed a note payable for consulting services with NexGen Energy, LLC in the amount of $150,000. Accrued interest as of December 31, 2003 was $51,021, which is included in accounts payable and accrued expenses. The notes, which accrue interest at a rate of 7% per annum, were originally due on October 1, 2003 and have been extended orally through March 31, 2004. The total of $459,000 for the two notes is included in notes payable-related party in the accompanying balance sheets.

NOTE 3 CONVERTIBLE DEBENTURES

      On June 29, 2001 and August 13, 2001, the Company entered into Secured Convertible Debenture Purchase and Exchange Agreements by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Purchasers"). Pursuant to the Purchase Agreements, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreements, to purchase an aggregate principal amount of $1,192,949 and $250,000, respectively, of the Company's 10% Secured Convertible Debentures, originally due June 29, 2003 and August 13, 2003, respectively. The Debentures are convertible into shares of the Company's common stock, (the "Common Stock"). As consideration for the purchase of the Debentures, the Purchasers (i) paid $500,000; (ii) exchanged convertible debentures of the Company in the aggregate principal and accrued interest amount of $105,019; and (iii) exchanged 586,375 shares of Common Stock.

      On May 8, 2002, the Company entered into an additional secured convertible debentures purchase agreement with AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd., all of whom are stockholders of the Company, whereby the Company sold $300,000 of one year 10% Secured Convertible Debentures due May 8, 2003, convertible into shares of the Company's Common Stock. The debentures are convertible, at the holder's option, into shares of Common Stock in whole or in part at any time after the original issue date.

      On June 6, 2003, the Company entered into a debt modification and extension agreement with the above bondholders wherein the bondholders agreed to (i) extend the maturity of all of the Company's then existing convertible debentures, as described above, to June 6, 2004; (ii) waive all penalties accrued pursuant to the June 2001, August 2001 and May 2002 debentures; (iii) release their security interest in the Company's assets with the Company granting the bondholders a security interest in all of the assets of ClickableOil.com, Inc.; (iv) modify the optional prepayment provisions of the debentures; and (v) conform the conversion price on all of the debentures to equal the 50% conversion price of the June 2003 debenture.

      Also on June 6, 2003 and coincident with the ClickableOil Merger transaction, the Company entered in a Securities Purchase Agreement with AJW Partners, LLC and its related funds for $800,000 of 10% one-year secured convertible debentures and 4,000,000 five-year stock purchase warrants. The debentures are convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of Common Stock issuable upon a conversion is to be determined by dividing the outstanding principal amount of the debenture to be converted, plus related accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the three day lowest bid prices during the twenty trading days immediately preceding the applicable conversion date. The stock purchase warrants have a conversion price equal to the average of the three day lowest bid prices during the twenty trading days immediately preceding the filing of a registration statement.

      Simultaneous with the merger discussed in Note 1A, the Company closed on $300,000 of the $800,000 convertible debentures with additional closings of $300,000 and $200,000 to occur at the time the Company becomes current in all of its SEC filings and files a registration statement registering the underlying shares, respectively. The Company also issued 1,500,000 stock purchase warrants on the above closing. On November 3, 2003, the Company closed on an additional $300,000 of the convertible debentures and issued an additional 1,500,000 stock purchase warrants subsequent to becoming current in all of its SEC filings. On January 16, 2004, the Company closed on the final $200,000 of the convertible debentures and issued an additional 1,000,000 stock purchase warrants subsequent to filing the aforementioned registration statement.

      The warrants have a fair value of zero as calculated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 00.00%, risk-free interest rate 4.50%, expected option life 5 years. As of December 31, 2003, no warrants have been exercised.

      The convertible debentures contain a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair market value of the Company's stock on the debenture issuance date, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or an aggregate of $600,000 through December 31, 2003, was recorded as a discount on the debt and as a component of additional paid-in capital and is being accreted over 12-month periods as interest expense in accordance with EITF 00-27. For the three and nine months ended December 31, 2003, the Company accreted $125,000 and $200,000, respectively, of debt discount as interest expense.

      As of December 31, 2003, interest of $407,352 in the aggregate, is accrued on all of the debentures, and is included in accounts payable and accrued expenses.

      As of December 31, 2003, the Company owed in the aggregate $2,317,949, net of debt discount of $375,000 on all of the convertible debentures.

NOTE 4 STOCKHOLDERS' DEFICIENCY

      (A) STOCK ISSUED IN RECAPITALIZATION

      On June 30, 2003 and June 6, 2003, the Company issued 5,000,000 and 38,000,000 shares, respectively, of restricted common shares to the former shareholders of ClickableOil.com, Inc. pursuant to the terms of the June 6, 2003 Agreement and Plan of Merger between ClickableOil.com, Inc. and ClickableOil Acquisition Corp., a wholly owned subsidiary of the Company.

      (B) STOCK ISSUED FOR SERVICES

      On June 30, 2003, the Company's Board of Directors approved the issuance of 750,000 shares each or 1,500,000 shares in the aggregate to consultants, having a value of $37,500 each or $75,000 in the aggregate for professional services rendered. These shares were issued on July 2, 2003 and have been valued at $.05 per share.

      (C) STOCK CANCELLATION

      On June 6, 2003, the Company executed a Purchase and Sale Agreement by and between the Company and former directors and other officers of the Company (collectively the "Sellers") providing for the sale of 100% of the stock of the Company's then inactive subsidiaries, Achievement Tec, Inc. and Career Direction, Inc., in exchange for the delivery of 6,428,073 shares of the Company's common stock collectively owned by the Sellers. The Company subsequently retired these shares. These subsidiaries ceased operations on or before March 31, 2003 and consequently had no impact on the Company's loss from operations for the nine months ended December 31, 2003.

      As described in the Supplemental Disclosure presented on the Condensed Statements of Cash Flows, no assets, but certain obligations of ACHT, Inc and Career Direction, Inc., have been retained by the accounting acquirer.

      (D) Amendment to Articles of Incorporation

      In December 2003, the Company's shareholders authorized a change in the Company's Articles of Incorporation increasing the authorized $.001 par value common stock from 50,000,000 to 500,000,000. A Certificate of Amendment to the Company's Articles of Incorporation reflecting the above change was filed with the Delaware Secretary of State on January 6, 2004.

NOTE 5 COMMITMENTS AND CONTINGENCIES

      The Company is contingently liable in one legal proceeding that has not had any meaningful progress in the past two years. While the outcome of the case is uncertain, management is of the belief that the ultimate outcome of this lawsuit will not have a material adverse effect on the results of operations or financial stability of the Company.

      FORWARD PURCHASE COMMITMENT

      As of December 31, 2003, the Company had entered into contracts with an unrelated supplier to purchase approximately 420,000 gallons of heating oil to be received from January 2004 through May 2004. Amounts due under these contracts total approximately $360,000 and are payable as deliveries are received by the Company. The contracts specify that the Company is to provide a satisfactory letter of credit or prepay prior to delivery. If the Company fails to perform, they shall be in default and held liable for damages. In the event of late payment, the contracts contain a provision for interest at the rate of 2% over prime.

NOTE 6 GOING CONCERN

      The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

      As reflected in the accompanying condensed consolidated financial statements, the Company has a net loss of $808,928 and a negative cash flow from operations of $352,161 for the nine months ended December 31, 2003, and a working capital deficiency of $3,422,859 and a stockholders' deficiency of $3,362,779 as of December 31, 2003. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                             CLICKABLEOIL.COM, INC.
                              FINANCIAL STATEMENTS
                          AS OF MARCH 31, 2003 AND 2002

                             CLICKABLEOIL.COM, INC.

                                    CONTENTS


PAGE     1     INDEPENDENT AUDITORS' REPORT

PAGE     2     BALANCE SHEETS AS OF MARCH 31, 2003 AND 2002

PAGE     3     STATEMENTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2003 AND
               2002

PAGE     4     STATEMENTS OF CHANGES IN  STOCKHOLDERS' DEFICIENCY FOR THE
               YEARS ENDED MARCH 31, 2003 AND 2002

PAGE     5     STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MARCH 31, 2003 AND
               2002

PAGES  6 - 12  NOTES TO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:

      Clickableoil.com, Inc.

      We have audited the accompanying balance sheets of Clickableoil.com, Inc. as of March 31, 2003 and 2002 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Clickableoil.com, Inc. as of March 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has a net loss of $496,684 and a negative cash flow from operations of $361,106 for the year ended March 31, 2003 and a working capital deficiency of $1,168,351 and a stockholders' deficiency of $1,165,584 at March 31, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 6. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
July 15, 2003

                             CLICKABLEOIL.COM, INC.
                                 BALANCE SHEETS
                          AS OF MARCH 31, 2003 AND 2002

                                     ASSETS
                                                                                        2003                    2002
                                                                                 -------------------     ------------------
Current assets
 Cash                                                                            $           7,917       $         13,490
 Accounts receivable, net of allowances                                                     69,911                102,272
 Inventory                                                                                  10,900                  7,978
 Prepaid expenses                                                                           77,905                 12,510
 Other assets                                                                                1,738                  5,308
                                                                                 -------------------     ------------------
     Total Current Assets                                                                  168,371                141,558

FIXED ASSETS, NET                                                                            2,767                  3,926
                                                                                 -------------------     ------------------

TOTAL ASSETS                                                                     $         171,138       $        145,484
                                                                                 ===================     ==================


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable and accrued expenses                                           $         317,891       $        288,417
 Due to related parties                                                                    539,665                183,397
 Notes payable - related party                                                             459,000                309,000
 Customer deposits                                                                          20,166                 33,570
                                                                                 -------------------     ------------------
       Total Current Liabilities                                                         1,336,722                814,384
                                                                                 -------------------     ------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
 Common stock, no par value, 1,500 shares authorized, 1,485 shares issued and
  outstanding                                                                              606,000                606,000
 Accumulated deficit                                                                    (1,771,584)            (1,274,900)
                                                                                 -------------------     ------------------

       Total Stockholders' Deficiency                                                   (1,165,584)              (668,900)
                                                                                 -------------------     ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                   $         171,138       $        145,484
                                                                                 ===================     ==================

See accompanying notes to financial statements.

                             CLICKABLEOIL.COM, INC.
                            STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 2003AND 2002

                                                                                        2003                    2002
                                                                                 -------------------     ------------------
FUEL SALES                                                                       $       1,490,359       $      1,071,400

COST OF SALES                                                                            1,428,019                905,450
                                                                                 -------------------     ------------------

GROSS PROFIT                                                                                62,340                165,950

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                               526,563                583,576
                                                                                 -------------------     ------------------

LOSS FROM OPERATIONS                                                                      (464,223)              (417,626)

OTHER EXPENSE
 Interest expense                                                                          (32,461)               (10,804)
                                                                                 -------------------     ------------------

NET LOSS                                                                         $        (496,684)      $       (428,430)
                                                                                 ===================     ==================

Net loss per share - basic and diluted                                           $         (334.47)      $        (288.51)
                                                                                 ===================     ==================

Weighted average number of shares outstanding -basic and diluted                             1,485                  1,485
                                                                                 ===================     ==================

See accompanying notes to financial statements.

                             CLICKABLEOIL.COM, INC.
                STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIENCY
                   FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                         Common Stock                                                   Total
                                                                             Accumulated             Stockholder's
                                   Shares               Amount                 Deficit                Deficiency
                                --------------      ----------------      -------------------     ------------------
Balance, April 1, 2001                 1,485        $      606,000        $        (846,470)      $       (240,470)

Net loss, 2002                             -                     -                 (428,430)              (428,430)
                                --------------      ----------------      -------------------     ------------------

Balance, March 31, 2002                1,485               606,000               (1,274,900)              (668,900)

Net loss, 2003                             -                     -                 (496,684)              (496,684)
                                --------------      ----------------      -------------------     ------------------

BALANCE, MARCH 31, 2003                1,485        $      606,000        $      (1,771,584)      $     (1,165,584)
                                ==============      ================      ===================     ==================

See accompanying notes to financial statements.

                             CLICKABLEOIL.COM, INC.
                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                                                                        2003                2002
                                                                                ------------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                                        $       (496,684)   $      (428,430)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Provision for bad debts                                                                   3,697                  -
  Depreciation                                                                              1,894              2,618
 Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable                                                                    28,664            (27,888)
    Inventory                                                                              (2,922)            (1,838)
    Prepaid expenses                                                                      (65,395)            (1,996)
    Other assets                                                                            3,570             14,692
  Increase (decrease) in:
    Accounts payable and accrued expenses                                                  29,474            112,284
    Customer deposits                                                                     (13,404)            25,222
    Liability incurred for accrued related party consulting services                      150,000            154,500
                                                                                ------------------  -----------------
       Net Cash Used In Operating Activities                                             (361,106)          (150,836)
                                                                                ------------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of fixed assets                                                                 (735)                 -
                                                                                ------------------  -----------------
       Net Cash Used In Investing Activities                                                 (735)                 -
                                                                                ------------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Due to related party                                                                     356,268            101,550
                                                                                ------------------  -----------------
       Net Cash Provided By Financing Activities                                          356,268            101,550
                                                                                ------------------  -----------------

NET DECREASE IN CASH                                                                       (5,573)           (49,286)

Cash at beginning of YEAR                                                                  13,490             62,776
                                                                                ------------------  -----------------

Cash at end of YEAR                                                              $          7,917    $        13,490
                                                                                ==================  =================

See accompanying notes to financial statements.

                             CLICKABLEOIL.COM, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 2003 AND 2002

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Clickableoil.com, Inc. (the "Company") was incorporated in the State of Delaware on April 4, 2000 to provide a low cost and highly efficient means of servicing the heating oil market through an internet based approach. The Company's business model streamlines the process of heating oil ordering and delivering through providing an accessible single point of contact for the customer. The result is a significant opportunity to capture market share in a sector that is both inefficient and highly fragmented.

(B) Revenue Recognition

The Company recognizes revenue at the time heating oil is delivered to customers.

(C) Concentrations of Credit Risk from Deposits in Excess of Insured Limits

The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company is exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company's policy is to maintain cash balances with high quality financial institutions.

(D) Inventory

Inventory consists primarily of heating oil and is valued at the lower of cost (first-in, first-out) or market.

(E) Fixed Assets, Net

Fixed assets, net are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets from three to five years (See Note 3).

(F) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense (benefit) for the years ended March 31, 2003 and 2002. The deferred tax asset arising from the Company's ability to carry forward its net operating losses to future years has been fully offset by a valuation allowance.

(G) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(H) Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and related party payables, approximate fair value due to the short-term maturities of these instruments.

(I) Advertising Costs

In accordance with the Accounting Standards Executive Committee Statement of Position 93-7 ("SOP 93-7"), costs incurred for producing and communicating advertising of the Company are charged to operations as incurred. Advertising expenses for the years ended March 31, 2003 and 2002 were $21,111 and $27,549, respectively.

(J) Loss Per Share

Basic and diluted net loss per common share for the years ended March 31, 2003 and 2002 are computed based upon the weighted average common shares outstanding as defined by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Diluted net loss per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year as defined by SFAS 128. For the years ended 2003 and 2002, there were no common stock equivalents outstanding.

(K) Recent Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") has recently issued several new Statements of Financial Accounting Standards ("SFAS"). In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections". This statement rescinds SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt" and an amendment of that statement, SFAS No. 64 "Extinguishments of Debt Made to Satisfy Sinking-Fund

Requirements". The statements also rescinds SFAS No. 44 "Accounting for Intangible Assets of Motor Carriers" and amends SFAS No. 13 "Accounting for Leases" to eliminate an inconsistency between the required accounting for sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002 and to certain transactions occurring after that date.

In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)". SFAS No. 146 requires that a liability for a cost associated with exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the entity's commitment to the exit plan. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002, with early application encouraged.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation" and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

Management does not believe the adoption of these statements will have a material effect on the Company's financial position or results of operations.

NOTE 2 ACCOUNTS RECEIVABLE

Accounts receivable as of March 31, 2003 and 2002 consisted of the following:



                                               2003                2002
                                         ----------------   ----------------
  Accounts receivable                    $       73,608      $     102,272
  Less allowance for doubtful accounts           (3,697)                 -
                                         ----------------   ----------------

                                         $       69,911      $     102,272
                                         ================   ================

For the years ended March 31, 2003 and 2002, the Company recorded bad debt expense of $3,697 and $0, respectively.

NOTE 3 FIXED ASSETS

As of March 31, 2003 and 2002 consists of the following:



                                              2003                2002
                                        ----------------   ----------------
  Office equipment                      $        8,915      $      8,180
  Less: accumulated depreciation                 6,148             4,254
                                        ----------------   ----------------

                                        $        2,767      $      3,926
                                        ================   ================


Total depreciation expense for the years ended March 31, 2003 and 2002 was $1,894 and $2,618, respectively.

NOTE 4 RELATED PARTY TRANSACTIONS

During the years ended March 31, 2003 and 2002, the Company purchased approximately 40% and 42%, respectively, of its oil for resale from a supplier that is managed by the Company's officers and stockholders. As of March 31, 2003 and 2002 amounts due to this supplier which are included in accounts payable were $89,578 and $61,487, respectively.

During the years ended March 31, 2003 and 2002, the Company had fuel sales of $546,641 and $376,336, respectively, to a related party by virtue of common ownership. As of March 31, 2003 and 2002, the balance due from this company was $37,889 and $18,745, respectively, and is included in accounts receivable.

During the years ended March 31, 2003 and 2002, the Company had fuel sales of $19,416 and $4,388 respectively, to a related party by virtue of common ownership. As of March 31, 2003 and 2002 balance due from this company was $7,760 and $6,187, respectively, and is included in accounts receivable.

During the years ended March 31, 2003 and 2002, the Company received non-interest bearing advances from related entities in the amounts of $356,268 and $101,550, respectively, to fund operations. These amounts are included in due to related parties in the accompanying balance sheets, which totaled $539,665 and $183,397 as of March 31, 2003 and 2002, respectively.

During the year ended March 31, 2002, the Company signed a note payable for consulting services with a related party by virtue of common ownership in the amount of $309,000. During the year ended March 31, 2003, the note was renewed for an additional term of one year. Accrued interest for the years ended March 31, 2003 and 2002 was $21,630 and $10,815, respectively, which is included in accounts payable and accrued expenses. The note is due on October 1, 2003 and accrues interest at a rate of 7% per annum. This amount is included in note payable related party in the accompanying balance sheets.

During the year ended March 31, 2003, the Company signed note a payable for consulting services with a related party by virtue of common ownership in the amount of $150,000. Accrued interest for the year ended March 31, 2003 was $5,250, which is included in accounts payable and accrued expenses. The note is due on October 1, 2003 and accrues interest at a rate of 7% per annum. This amount is included in note payable related party in the accompanying balance sheets.

During the years ended March 31, 2003 and 2002, the Company expensed $53,796 and $172,048, respectively, to three related parties for reimbursement of consulting expenses, salaries, and other expenses and are included in the statements of operations. As of March 31, 2003 and 2002 accrued consulting expenses, salaries and other expenses related to the three related parties of $275,868 and $107,427, respectively, are included in accounts payable and accrued expenses in the balance sheets.

NOTE 5 GOING CONCERN

As reflected in the accompanying financial statements, the Company has a net loss of $496,684 and a negative cash flow from operations of $361,106 for the year ended March 31, 2003 and a working capital deficiency of $1,168,351 and a stockholders' deficiency of $1,165,584 at March 31, 2003. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plans include raising of capital through a merger with another viable company to develop its products and market such products (See Note 7).

NOTE 6 SUBSEQUENT EVENTS

On April 1, 2003, the Company entered into a lease agreement with an unrelated third party for its administrative offices. The term of the lease is for twenty four months commencing on June 1, 2003. The monthly rent is $1,260. Future minimum lease payments under the term of the operating lease is as follows at March 31, 2003:

             2004                     $         12,600
             2005                               15,120
             2006                                2,520
                                      ------------------

                                      $         30,240
                                      ==================


In May 2003, the Company entered into two contracts with an unrelated supplier to purchase approximately 84,000 gallons of heating oil to be received from December 2003 through February 2004. Amounts due under these contracts total approximately $66,000 and are payable as deliveries are received by the Company. The contracts specify that the Company is to provide a satisfactory letter of credit or prepay prior to delivery. If the Company fails to perform, they shall be in default and held liable for damages. In the event of late payment, the contracts contain a provision for interest at the rate of 2% over prime.

On June 6, 2003, under the terms of an Agreement and Plan of Merger, Achievement TEC Holdings, Inc., ("Achievement TEC") a reporting public company acquired 100% of the Company's stock in exchange for the issuance by Achievement TEC of 43 million shares of its common stock to the stockholders of the Company. The new shares constitute approximately 92% of the outstanding shares of Achievement TEC, which intends to change its name to ClickableOil, Inc. The acquisition will be accounted for as a reverse merger and the Company will be treated as the accounting acquirer.

On June 26, 2003, the Company purchased a computer software fuel system program to record all transactions concerning the purchase, sale, and inventory of fuel oil. The total cost of this computer software system was $16,183, of which $8,183 was paid upon the execution of the purchase agreement. The balance due of $8,000 is payable upon the installation of the software system.

----------------------------------------------------------       ----------------------------------------------------------
You should rely only on the  information  contained  in
this  prospectus.  We have  not  authorized  anyone  to
provide  you  with   information   different  from  the
information contained in this prospectus. This document
may  only  be  used  where  it is  legal  to  sell  the
securities.  The  information in this document may only
be accurate on the date of this document.                                       UP TO 211,435,920 SHARES
                                                                                         OF OUR
                                                                                     OF COMMON STOCK


                    TABLE OF CONTENTS
                                                     Page

Prospectus Summary                                    2
Risk Factors                                          3
Use Of Proceeds                                       7                         Clickable Enterprises, Inc.
Market For Common Equity And Related Stockholder
        Matters                                       8
Management's Discussion And Analysis Or
        Plan Of Operation                            13
Business                                             14
Management                                           18
Certain Relationships And Related Transactions       22
Security Ownership Of Certain Beneficial Owners
       And Management                                23                         ----------------

Description Of Securities                            24                            PROSPECTUS

                                                                                ----------------
Plan Of Distribution                                 26
Selling stockholders
Legal Matters                                        30
Experts                                              32
Available Information                                32
Index To Financial Statements                        33                           May ___, 2004


----------------------------------------------------------       ----------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that we shall indemnify its directors provided that the indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law ("DGCL"), or (d) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


             Nature of Expense                               Amount
                                                         ----------------
                                                         ----------------
             SEC Registration fee                              $855.26*
             Accounting fees and expenses                    10,000.00*
             Legal fees and expenses                         35,000.00*
                                   TOTAL                    $45,855.26*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On January 27, 2004, the Company issued 15,390,060 and 3,804,800 shares of restricted common stock to NexGen Energy, LLC and NRG Heat & Power, Inc., respectively, in full satisfaction of $769,503 and $190,240 respectively of outstanding related party debt. Also on January 27, 2004, the Company issued 100,000, 100,000, 50,000, 200,000 and 100,000 shares of restricted common stock or 550,000 in the aggregate, to employees Eugene Defina, Michelle Budet, Rosalba Callisto, Paul Kaufman and Maria Irizary, respectively, as additional compensation for services rendered to the Company. These shares were valued at $.05 per share or $27,500 in the aggregate.

On July 2, 2003, the Company issued 750,000 shares each or 1,500,000 in the aggregate, to The BZT Trust and the Prodigy Trust, respectively, having an aggregate value of $75,000 for professional services rendered.

On June 30, 2003 and June 6, 2003, the Company issued 5,000,000 and 38,000,000 shares respectively of restricted common shares to the former shareholders of ClickableOil.com, Inc. pursuant to the terms of the June 6, 2003 Agreement and Plan of Merger between ClickableOil.com, Inc. and ClickableOil Acquisition Corp., a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger, Michael J Connor and The James Group, Inc each received 2,150,000 shares of restricted common stock and DGN Holdings, LLC received 38,700,000 shares of restricted common stock.

On June 6, 2003, we entered into a securities purchase agreement with AJW Partners, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC for $800,000 in convertible debentures and 4,000,000 warrants. The secured convertible debentures bear interest at 10% per annum and mature on one year from the date of issuance. The 10% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 10% debentures and its affiliates own more than 4.9% of our outstanding common stock. However, this ownership restriction may be waived by the holder upon 61 days notice. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of

o fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

o     a fixed conversion price of $0.05.

On June 6, 2003 and pursuant to a Purchase Agreement of even date by and between the Company and Milton Cotter, Eric Cotter, Richard Berman, David Fenner, William Stewart and Cathy Knight (the "Buyers"), the Buyers delivered 6,428,073 shares of restricted common stock to the Company that were cancelled.

On May 29, 2002, the Company issued 416,666 shares of restricted common stock at a price of $.06 per share to Pension Financial Services, an affiliate of the convertible debenture holders in satisfaction of $25,000 of convertible debt.

On May 8, 2002, the Company entered into secured convertible debentures purchase agreements with AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC, AJW Offshore Ltd (F/K/A AJW/New Millennium Offshore, Ltd.) whereby the Company sold $300,000 of one year 10% secured convertible debentures due May 8, 2003, convertible into shares of the Company's common stock. The debentures are convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of common stock issuable upon a conversion is to be determined by dividing the outstanding principal amount of the debenture to be converted, plus all accrued interest, by the conversion price. The conversion price in effect on any conversion date is 50% of the average of the lowest three day bid price during the twenty trading days immediately preceding the applicable conversion date. The transaction was structured so as to comply with
Section 4(2) of the Securities Act of 1933, as amended.

On April 11, 2002, the Company cancelled 50,000 and 62,500 shares of restricted common stock representing the stock certificates of L+R Moran, Inc and Paul Nolan pursuant to the terms of the January 1, 2002 Rescission, Final Release and Settlement Agreements, respectively.

On March 13, 2002, the Company issued 50,000 shares of restricted common stock to Joe and Karen Loyd in satisfaction of $50,000 of convertible notes.

On January 8, 2002, the Company issued 50,000 shares of restricted common stock to Joe and Karen Loyd in satisfaction of $50,000 of convertible notes.

On June 29, 2001, the Company entered into a Secured Convertible Debenture Purchase and Exchange Agreement , by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (individually a "Purchaser" and collectively the "Purchasers"). Pursuant to the Purchase Agreement, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreement, to purchase an aggregate principal amount of $1,192,949.06 of the Company's 10% secured convertible debentures, due twenty-four months from issuance. The debentures are convertible into shares of the Company's common stock, $.001 par value per share (the "Common Stock"). As consideration for the purchase of the debentures, the Purchasers (i) paid $250,000; (ii) exchanged convertible debentures of the Company in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of Common Stock. In addition, the Purchasers agreed to pay an additional $250,000 for additional debentures in that amount, to be paid on the second trading day after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering all shares of Common Stock into which the debentures are convertible. At closing, the Company executed and delivered a Registration Rights Agreement among the Company and the Purchasers, Transfer Agent Instructions delivered to and acknowledged in writing by the Company's transfer agent, a Security Agreement among the Company and the Purchasers pursuant to which the Company and its subsidiaries granted to the Purchasers a second priority security interest in their assets to secure performance under the Debentures, and an Intellectual Property Security Agreement among the Company and the Purchasers pursuant to which the Company and its subsidiaries granted to the Purchasers a second priority security interest in their intellectual property assets to secure performance under the Debentures.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Achievement Tec or executive officers of Achievement Tec, and transfer was restricted by Achievement Tec in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Clickable Enterprises, Inc., a Delaware corporation.

Exhibit No.     Description

3.1 Articles of Incorporation (Incorporated by reference to our registration statement on Form 10-SB).

3.2             Certificate of amendment (file herewith).

3.3 Bylaws (Incorporated by reference to our registration statement on Form 10-SB).

5.1             Opinion and Consent (filed herewith).

10.1 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due June 29, 2003 in the principal sum of $794,119.79, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form SB-2 filed August 3, 2001).

10.2 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due June 29, 2003 in the principal sum of $398,829.30, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form SB-2 filed August 3, 2001).

10.3 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due August 13, 2003 in the principal sum of $125,000, issued to New Millennium Capital Partners II, LLC (Incorporated by reference to our registration statement on Form 8-K, filed August 14,
                2001).

10.4 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due August 13, 2003 in the principal sum of $125,000, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form 8-K, filed August 14, 2001).

10.5 Security Agreement among the Company and the Initial Purchasers (Incorporated by reference to our registration statement Form 8-K, filed July 17, 2001).

10.6 Intellectual Property Security Agreement among the Company and the Initial Purchasers (Incorporated by reference to our registration statement on Form 8-K, filed July 17, 2001).

10.7 Secured Convertible Debenture Purchase Agreement dated as of May 8, 2002 among the Company and AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. (the "Subsequent Purchasers") (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.8 Registration Rights Agreement dated as of May 8, 2002, among the Company and the Subsequent Purchasers (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.9 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $37,500, issued to New Millennium Capital Partners II, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.10 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $37,500, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.11 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $112,500, issued to Pegasus Capital Partners, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.12 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $112,500, issued to AJW/New Millennium Offshore Ltd. (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.13 Security Agreement among the Company and the Subsequent Purchasers (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.14 Intellectual Property Security Agreement among the Company and the Subsequent Purchasers (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

10.15           Independent Contractor/Trucking Agreement dated March 2004
                (filed herewith).

10.16 Terminal Agreement dated October 2000 between Clickableoil.com and New Hyde Park Oil Terminal, LLC (filed herewith).

10.17 Independent Contractor Agreement dated June 2002 between Clickableoil.com and Nexgen Energy, LLC.

23.1            Consent of accountants (filed herewith).

23.2            Consent of legal counsel (see Exhibit 5).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Mount Vernon, State of New York, on May 14, 2004.

                           CLICKABLE ENTERPRISES, INC.


                   By:      /s/ Nicholas Cirillo, Jr.
                           ------------------------------------
                                Nicholas Cirillo, Jr. President


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nicholas Cirillo, Jr. his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


        Signature                    Title                              Date


/s/ Nicholas Cirillo, Jr.       President, CEO and Director         May 14, 2004
    ---------------------       (principal executive officer)
    Nicholas Cirillo, Jr.


/s/ Guy Pipolo                  COO, and Director                   May 14, 2004
    ---------------------
    Guy Pipolo


/s/ David Rodgers               Secretary, Acting CFO and Director  May 14, 2004
    ---------------------       (principal financial and accounting officer)
    David Rodgers